CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #627/629 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Poplar Forest Outliers Fund and Poplar Forest Cornerstone Fund, each a series of Advisors Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 23, 2014